Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Elmet Group Co.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(a)	1,642,857	$14.00	$22,999,998.00	0.0001381	$3,176.30

Total Offering Amounts:							$22,999,998.00		3,176.30
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,176.30

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Offering Note(s)

(1)	The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $115,000,000 on a Registration Statement on Form S-1 (File No. 333-294725), which was declared effective by the Securities and Exchange Commission on April 22, 2026. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $22,999,998 is hereby registered, which includes the shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares.

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common stock as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.